                                                                  EXHIBIT (e)(1)








                                    AGREEMENT

                                     BETWEEN

                               WEGENER CORPORATION

                         A DELAWARE CORPORATION, AND ITS
              WHOLLY OWNED SUBSIDIARY WEGENER COMMUNICATIONS, INC.,
                              A GEORGIA CORPORATION

                                       AND

                               [EXECUTIVE'S NAME]


                                      AS OF

                                   MAY 2, 2003

                                TABLE OF CONTENTS




1.       Defined Terms..............................................................................1


2.       Term of Agreement..........................................................................2


3.       Company's Covenants Summarized.............................................................2


4.       The Executive's Covenants..................................................................3


5.       Compensation Other Than Severance Payments.................................................3


6.       Severance Payments.........................................................................4


7.       Termination Procedures and Compensation During Dispute....................................11


8.       No Mitigation.............................................................................14


9.       Successors; Binding Agreement.............................................................14


10.      Notices...................................................................................15


11.      Miscellaneous.............................................................................15


12.      Counterparts..............................................................................16


13.      Settlement of Disputes; Arbitration.......................................................16


14.      Definitions...............................................................................17

                                    AGREEMENT



         THIS AGREEMENT dated as of May 2, 2003 is made by and between Wegener Corporation, a Delaware corporation (the "Parent"), and its wholly owned subsidiary Wegener Communications, Inc., a Georgia corporation ("Subsidiary") (Parent and Subsidiary hereinafter collectively referred to as "Company") and [EXECUTIVE'S NAME] (the "Executive").

         WHEREAS the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel; and

         WHEREAS the Board of Directors of the Parent (the "Board") recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined in the last Section hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Parent and its shareholders; and

         WHEREAS the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

         1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

         2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2004; provided, however, that commencing on January 1, 2005 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend this Agreement or a Change in Control shall have occurred prior to such January 1; provided, however, if a Change in Control shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of not less than thirty-six (36) months beyond the month in which such Change in Control occurred.

         3. Company's Covenants Summarized. In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the "Severance Payments" described in Section 6.01 hereof and the other payments and benefits described herein in the event the Executive's employment with the Company is terminated following a Change in Control and during the term of this Agreement. Except as provided by the second sentence of Section 6.01 hereof or the last sentence of
Section 9.01 hereof, no amount or benefit shall be payable under this Agreement unless there shall have been a termination of the Executive's employment with the Company following a Change in Control. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

         4. The Executive's Covenants. The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the term of this Agreement, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six (6) months after the date of such Potential Change of Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason, by reason of death, Disability or Retirement, or
(iv) the termination by the Company of the Executive's employment for any other reason.


         5. Compensation Other Than Severance Payments.

                  5.01 Following a Change in Control and during the term of this Agreement, during any period that the Executive fails to perform the Executive's full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive's full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive's employment is terminated by the Company for Disability.

                  5.02 If the Executive's employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.

                  5.03 If the Executive's employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements.

         6. Severance Payments.

                  6.01 Subject to Section 6.02 hereof, the Company shall pay the Executive the payments described in this Section 6.01 (the "Severance Payments") upon the termination of the Executive's employment following a Change in Control and during the term of this Agreement, in addition to the payments and benefits described in Section 5 hereof, unless such termination is (i) by the Company for Cause, (ii) by reason of death, Disability or Retirement, or (iii) by the Executive without Good Reason. For purposes of the immediately preceding sentence, if a termination of the Executive's employment occurs prior to a Change in Control, but following a Potential Change in Control in contemplation of and relating to said Change in Control, such termination shall be deemed to have followed a Change in Control and to have been (i) by the Company without Cause, if the Executive's employment is terminated without Cause at the direction of such Person, or (ii) by the Executive with Good Reason, if the Executive terminates his employment with Good Reason and the act (or failure to act) which constitutes Good Reason occurs following such Potential Change in Control and at the direction of such Person.

                           (A) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to the sum of (i) the higher of
         (x) [TWO AND ONE-HALF (2.5), WITH RESPECT TO ALL OF THE COMPANY'S EXECUTIVE OFFICERS OTHER THAN THE COMPANY'S CONTROLLER] [ONE-HALF (1/2), WITH RESPECT TO THE COMPANY'S CONTROLLER] times the Executive's annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or
         (y) [TWO AND ONE-HALF (2.5), WITH RESPECT TO ALL OF THE COMPANY'S EXECUTIVE OFFICERS OTHER THAN THE COMPANY'S CONTROLLER] [ONE-HALF (1/2), WITH RESPECT TO THE COMPANY'S CONTROLLER] times the average of Executive's annual base salary for the three (3) years immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based, and (ii) the higher of (x) [TWO AND ONE-HALF (2.5), WITH RESPECT TO ALL OF THE COMPANY'S EXECUTIVE OFFICERS OTHER THAN THE COMPANY'S CONTROLLER] [ONE-HALF (1/2), WITH RESPECT TO THE COMPANY'S CONTROLLER] times the amount paid to the Executive as an annual discretionary bonus in the year preceding the year in which the Date of Termination occurs or (y) [TWO AND ONE-HALF (2.5), WITH RESPECT TO ALL OF THE COMPANY'S EXECUTIVE OFFICERS OTHER THAN THE COMPANY'S CONTROLLER] [ONE-HALF (1/2), WITH RESPECT TO THE COMPANY'S CONTROLLER] times the average annual discretionary bonus paid to the Executive in the three (3) years preceding that in which the Date of Termination occurs.

                           (B) The Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any annual discretionary bonus which has been allocated or awarded to the Executive for a completed fiscal year preceding the Date of Termination but has not yet been paid (pursuant to Section 5.02 hereof or otherwise), and (ii) a pro rata


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

         portion of an annual discretionary bonus for the fiscal year in which the Date of Termination occurs, determined by multiplying the Executive's annual discretionary bonus awarded or paid for the most recently completed fiscal year by a fraction, the numerator of which shall be the number of full days the Executive was employed by the Company during the fiscal year in which the Executive's Date of Termination occurred and the denominator of which shall be three hundred and sixty-five (365).

                           (C) At the option of Executive exercised by written notice to the Board of Directors within thirty (30) days after and/or before the Date of Termination, the Company shall repurchase all Options held by Executive that the Executive elects to sell to the Company (which Options shall be cancelled upon the making of the payment referred to below) by the payment of a lump sum amount, in cash, equal to the product of

                           (i) the excess of the higher of (x) the Current Market Value of the Parent Shares (as hereinafter defined) or (y) the highest per share price for Parent Shares actually paid within six (6) months preceding or after any Change in Control, over the per share exercise price of each such Option held by the Executive, times

                           (ii) the number of Parent Shares covered by each such Option.

         As used in this subparagraph, the term "Current Market Value" shall mean the Closing Price of such shares on the Date of Termination, or if no shares were traded or bid or ask quotations were published on such date, then on the next preceding date on which such sales transactions or quotations were actually made. The term "Closing Price" shall mean:



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

              (1) if the Parent Shares are listed on a national securities exchange, the NASDAQ National Market, or authorized for trading in any other market or quotation system in which last sale transactions are reported on a contemporary basis, the last reported sales price, regular way, of such security on such exchange or in such quotation system for such day; or

              (2) if the Parent Shares are not listed, or authorized for trading in the markets described in (1) above, the last bid quotation in the over-the-counter market on such trading day as reported by the National Association of Securities Dealers, Inc. through NASDAQ, its automated system for reporting quotations, or its successor or such other generally accepted source of publicly reported bid quotations as the Parent's Board of Directors may reasonably designate; or

              (3) if the Parent Shares are not traded in the organized securities markets, the fair market value of the Parent's Shares as determined by the Board of Directors of the Company in good faith.

                           (D) For a [THIRTY (30), WITH RESPECT TO ALL OF THE COMPANY'S EXECUTIVE OFFICERS OTHER THAN THE COMPANY'S CONTROLLER] [SIX
         (6), WITH RESPECT TO THE COMPANY'S CONTROLLER] month period after the Date of Termination, the Company shall arrange to provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control which reduction constitutes Good Reason). Benefits otherwise receivable by the Executive pursuant to this Section 6.01(D) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the [THIRTY (30), WITH RESPECT TO ALL OF THE COMPANY'S EXECUTIVE OFFICERS OTHER THAN THE COMPANY'S CONTROLLER] [SIX (6), WITH RESPECT TO THE COMPANY'S CONTROLLER] month period following the Date of Termination (any such benefits actually received by the Executive shall be reported to the Company by the Executive). If the benefits provided to the Executive under this Section 6.01(D) shall result in a decrease, pursuant to Section 6.02, in the Severance Payments and these Section 6.01(D) benefits are thereafter reduced pursuant to the immediately preceding sentence because of the receipt of comparable benefits, the Company shall, at the time of such reduction, pay to the Executive the lesser of (a) the amount of the decrease made in the Severance Payments pursuant to Section 6.02, or
         (b) the maximum amount which can be paid to the Executive without being, or causing any other payment to be, nondeductible by reason of section 280G of the Code.

                  6.02 Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with and contingent on a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") would not be deductible (in whole or part), by the Company, an affiliate or Person making such payment or providing such benefit, as a result of section 280G of the Code, then, to the extent necessary to make the remaining portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), (A) the cash Severance Payments and/or other cash payments provided for hereunder, in each case, to the extent still unpaid, shall first be reduced (if necessary, to zero), and (B) all other non-cash Severance Payments and/or other non-cash benefits provided for hereunder, in each case, to the extent still unfurnished, shall next be reduced (if necessary, to zero), and (C) the Executive shall have no right to receive hereunder, and neither the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person shall be obligated to make, pay or furnish to the Executive hereunder any payment or benefit in excess of those payments or benefits provided hereunder as reduced, if applicable, pursuant to clause (A) or clause (B) above. For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the Date of Termination shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Executive does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, including by reason of section 280G(b)(4)(A) of the Code, (iii) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total

Payments shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

                  If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Section 6.02, the aggregate "parachute payments" paid to or for the Executive's benefit are in an amount that would result in any portion of such "parachute payments" not being deductible by reason of section 280G of the Code, then the Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of (i) the excess of the aggregate "parachute payments" paid to or for the Executive's benefit over the aggregate "parachute payments" that could have been paid to or for the Executive's benefit without any portion of such "parachute payments" not being deductible by reason of section 280G of the Code; and (ii) interest on the amount set forth in clause (i) of this sentence at the rate provided in section 1274(b)(2)(B) of the Code from the date of the Executive's receipt of such excess until the date of such payment.


                  6.03 The payments and other items provided for in Section 6.01 (other than Section 6.01(D)) hereof shall be made not later than the fifteenth
(15th) day following the Date of Termination or the date of exercise by Executive of any of Executive's rights hereunder, provided, however, that if the amounts of such payments, and the limitation on such payments set forth in
Section 6.02 hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Section, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

                  6.04 The Company also shall pay to the Executive all legal and accounting fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to the Severance Payments (including all such fees and expenses, if any, incurred in disputing any such termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder). Such payments shall be made within fifteen (15) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

         7. Termination Procedures and Compensation During Dispute.


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                  7.01 Notice of Termination. After a Change in Control and
during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or
(ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

                  7.02 Date of Termination. "Date of Termination", with respect to any purported termination of the Executive's employment after a Change in Control or prior to a Change in Control, but following a Potential Change in Control in contemplation of and relating to said Change in Control, and during the term of this Agreement, shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and
(ii) if the Executive's employment is



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terminated for any other reason, the date specified in the Notice of Termination
(which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

                  7.03 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.03), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution in such dispute with reasonable diligence.


                  7.04 Compensation During Dispute. If a purported termination of the Executive's employment occurs after a Change of Control, or prior to a Change in Control but following a Potential Change in Control, and during the term of this Agreement, and such termination is disputed in accordance with
Section 7.03 hereof, the Company shall continue to pay the Executive the full compensation in effect when the Notice of Termination giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was


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participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with Section 7.03 hereof. Amounts paid under this Section 7.04 are in addition to all other amounts due under this Agreement (other than those due under Section 5.02 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.


         8. No Mitigation. The Company agrees that, if the Executive's employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 or Section 7.04. Further, the amount of any payment or benefit provided for in
Section 6 (other than Section 6.01(D)) or Section 7.04 shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

         9. Successors; Binding Agreement.

                  9.01 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's

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employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                  9.02 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

         10. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

        To the Company:    Wegener Corporation and Wegener Communications, Inc.
                           11350 Technology Circle
                           Duluth, Georgia 30097
                           Attention:  Chief Executive Officer

        To the Executive:  [EXECUTIVE'S ADDRESS]

         11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by

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either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder sha11 be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under Sections 6 and 7 shall survive the expiration of the term of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         13. Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement sha11 be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. Any dispute or controversy arising under or in

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connection with this Agreement shall be settled exclusively by arbitration in
Atlanta, Georgia in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

                  14. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

                           (A) "Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the Exchange Act.

                           (B) "Board" shall mean the Board of Directors of each of Parent and Subsidiary.

                           (C) "Cause" for termination by the Company of the Executive's employment, after any Change in Control (or after any Potential Change in Control under the circumstances described in the second sentence of Section 6.01 hereof), shall mean (i) the willful and continued failure by the Executive for a period of ninety (90) days to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.01) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially

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         performed the Executive's duties, or (ii) the willful engaging by the
         Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

                           (D) A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                           (I) any Person who is or becomes the Beneficial
                  Owner, directly or indirectly, of securities of the Parent (not including in the securities beneficially owned by such Person any securities acquired directly from the Parent or its affiliates, as such term is defined in the rules and regulations of the Securities and Exchange Commission) representing 20% or more of the combined voting power of the Company's then outstanding securities; or

                           (II) during any period of two consecutive years (not
                  including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Parent and any new director (other than a director designated by a Person who has entered into an agreement with the Parent to effect a transaction described in clause (I), (III) or (IV) of this paragraph) whose election by the Board or nomination for election by the Parent's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                           (III) the consummation of a merger or statutory share
                  exchange of the Parent with any other corporation, other than
                  (i) a merger or statutory share exchange which would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Parent, at least 75% of the combined voting power of the voting securities of the Parent or such surviving entity outstanding immediately after such merger or statutory share exchange in substantially the same proportions as their ownership immediately prior to such merger or statutory share exchange, or (ii) a merger or statutory share exchange effected to implement a recapitalization of the Parent (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Parent's then outstanding securities; or

                           (IV) the shareholders of the Parent approve a plan of
                  complete liquidation of the Parent or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

                           (E) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                           (F) "Parent" shall mean Wegener Corporation and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise (except in determining, under Section 15(D) hereof, whether or not any Change in Control of the Parent has occurred in connection with such succession).

                           (G) "Parent Shares" shall mean shares of common stock of the Parent or any equity securities into which such shares have been converted.

                           (H) "Date of Termination" shall have the meaning stated in Section 7.02 hereof.

                           (I) "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

                           (J) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                           (K) "Executive" shall mean the individual named in the first paragraph of this Agreement.

                           (L) "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) after any Change in Control, or after any Potential Change in Control under the circumstances described in the second sentence of Section 6.01 hereof (treating all references in paragraphs (I) through (VII) below to a "Change in Control" as references to a "Potential Change in Control"), of any one of the following acts by the Company, or failures by the Company to act:

                           (I) the assignment to the Executive of any duties
                  materially inconsistent with the Executive's status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control;

                           (II) a reduction by the Company in the Executive's
                  annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                           (III) the relocation of the Company's principal
                  executive offices to a location outside a twenty (20) mile radius from the location at which such offices are located immediately prior to the Change in Control) or the Company's requiring the Executive to be based anywhere other than the metropolitan area in which the Executive is based immediately prior to the Change in Control except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

                           (IV) the failure by the Company to pay to the
                  Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

                           (V) the failure by the Company to continue in effect
                  any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive's total compensation, including but not limited to the Company's stock option, incentive compensation, bonus and other plans or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Change in Control;

                           (VI) the failure by the Company to continue to
                  provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, life insurance, medical, dental, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control; or

                           (VII) any purported termination of the Executive's
                  employment which is not effected pursuant to a Notice of Termination satisfying the requirements of

                  Section 7.01; for purposes of this Agreement, no such purported termination shall be effective.

                  The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                           (M) "Notice of Termination" shall have the meaning stated in Section 7.01 hereof.

                           (N) "Options" shall mean options for Parent Shares granted to the Executive under the Parent's stock option plans.

                           (O) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) the Parent or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Parent or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of stock of the Parent.

                           (P) "Potential Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied;

                           (I) the Parent enters into an agreement, the
                  consummation of which would result in the occurrence of a Change in Control;

                           (II) the Parent or any Person publicly announces an
                  intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

                           (III) any Person who is or becomes the Beneficial
                  Owner, directly or indirectly, of securities of the Parent representing 10% or more of the combined voting power of the Parent's then outstanding securities, increases such Person's beneficial ownership of such securities by 5% or more over the percentage so owned by such Person on the date hereof; or

                           (IV) the Board adopts a resolution to the effect
                  that, for purposes of this Agreement, a Potential Change in Control has occurred.

                           (Q) "Retirement" shall be deemed the reason for the termination by the Company or the Executive of the Executive's employment if such employment is terminated in accordance with the Company's retirement policy, not including early retirement, generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with the Executive's consent with respect to the Executive.

                           (R) "Severance Payments" shall mean those payments described in Section 6.01 hereof.

                           (S) "Shares" shall mean shares of the common stock of the Parent.

                           (T) "Subsidiary" shall mean Wegener Communications, Inc., a Georgia corporation.

                           (U) "Total Payments" shall mean those payments described in Section 6.02 hereof.

                    [signatures appear on the following page]

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals all as of the day and year first above written.


                                          WEGENER CORPORATION


                                          By:______________________________
                                             Name:
                                             Title:



                                          WEGENER COMMUNICATIONS, INC.


                                          By:______________________________
                                             Name:
                                             Title:



                                          EXECUTIVE


                                          __________________________________
                                          [EXECUTIVE'S NAME]






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